Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS THIRD QUARTER RESULTS

Littleton, CO – November 16, 2009 – ADA-ES, Inc. (NASDAQ:ADES) today announced financial results for the third quarter ended September 30, 2009.

Overview of Third Quarter Results

For the third quarter, total revenues were $3.7 million compared to $5.0 million in the third quarter of 2008. The Company experienced a $1.5 million decline in Mercury Emission Control (“MEC”) sales, primarily due to lower Activated Carbon Injection (“ACI”) system sales as a result of industry uncertainty surrounding the likely timing of Federal mercury regulation. The Company expects MEC revenues to remain at approximately this level for the next few quarters until Federal mercury control legislation is enacted or regulations are promulgated.

In the third quarter, gross margin was 32%, as compared to 33% in the prior year period. General and administrative expenses increased substantially to $7.9 million from $3.5 million in the second quarter of 2009, and compared to $1.6 million in the third quarter of last year, due to legal expenses associated with ongoing litigation. The Company expects legal costs to decline in the fourth quarter of 2009.

Due in large part to the aforementioned legal expenses, the Company reported an operating loss of $7.0 million compared to an operating loss of $256,000 in the third quarter of 2008, and a net loss of $5.3 million, or $0.76 per diluted share, compared to a net loss of $167,000, or $0.03 per diluted share, in the 2008 third quarter.

Industry Update & Outlook

Dr. Michael D. Durham, President and CEO of ADA-ES, commented, “To date, we have installed or are in the process of installing 45 ACI systems, including the nine contracts secured thus far in 2009. In October, the EPA entered into a consent decree under which it agreed to adopt Maximum Achievable Control Technology (“MACT”)-based regulations for hazardous air pollutants including mercury from coal-fired boilers, stating that a final rule should be in place by November 2011, with full implementation by 2014. These regulations, along with other expected EPA MACT regulations for industrial boilers and cement kilns and a three pollutant bill including mercury currently under Senate review, should notably expand the markets for ACI systems and activated carbon. In the meantime, we anticipate steady sales of ACI systems for the next few quarters stemming from regulations in 19 states and several Canadian provinces and new power plants being constructed.”

Activated Carbon Business Update

ADA Carbon Solutions (“ADA-CS”), the Company’s joint venture with Energy Capital Partners I, LP and its affiliated funds (“ECP”), is progressing on its new activated carbon (“AC”) processing and production facilities in Louisiana. Construction of the AC manufacturing plant in Red River Parish,

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LA appears to be on budget and on schedule to begin operation in the spring of 2010. Funding of construction, which approximates $200 million to date, continues with interim financing by ECP. The Company, ADA-CS, and ECP are working on securing permanent debt to replace the interim financing, and once in place, the Company expects to own 25% of the first production line with rights to own up to 50% of additional lines that it believes will be necessary to meet demand generated by a Federal mercury control regulation. The Company received very promising news on $245 million of debt financing for the plant last Thursday and expects to be able to provide additional information regarding this financing opportunity later this week.

ADA-CS has signed AC sales contracts for one-third of the nameplate capacity of the Red River Parish plant for the first five years of production, and is competing on a number of bids submitted this year. The Company believes that several of these will result in additional supply contracts before the end of the year.

Refined Coal Update

Dr. Durham continued, “With regard to our Refined Coal product, Cyclean, marketed through our Clean Coal joint venture with NexGen, the IRS has yet to issue the anticipated guidance as to the specifics concerning how the emissions reductions are to be measured and certified to demonstrate the continuous compliance necessary to qualify for the Tax Credits. The uncertainty created by these delays has reduced the number of systems that could be placed in service before year end. As a result, our current goal is to get two placed in service before the end of the year. We began construction of the equipment in July, so that we could meet this deadline. These systems could generate $3 million to $6 million in operating income for the Company each year for a 10-year period if the deadline is met. These installations would also trigger $4 million in payments to the Company from NexGen to maintain its 50% ownership of the joint venture.”

Concluding Remarks

Dr. Durham concluded, “We look forward to launching ADA-CS’ AC manufacturing facility in spring 2010. We will continue to fine-tune our business strategy, and focus on positioning ADA-ES as a market leader in clean coal technology. We remain enthusiastic about our prospects for long-term growth.”

Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 10:00 AM ET on Monday, November 16, 2009. Interested parties may participate in the call by dialing 706-679-3200. Please call in 10 minutes before the call is scheduled to begin, and ask for the ADA call (conference ID # 33504955). The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, mercury measurement instrumentation, and related services. To meet the needs of the power industry for mercury control, ADA-CS, the Company’s joint venture with ECP, is developing state-of-the-art facilities to produce AC with the first plant projected to come on-line in 2010. Additionally, the Company is

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developing technologies for power plants to address issues related to the emissions of carbon dioxide.

This press release and the conference call referenced in this press release contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. These statements are or will be based on current expectations, estimates, forecasts, projections, beliefs and assumptions of our management. Actual results may vary materially from such expectations. These statements are or will be prefaced by words or phrases such as “believe,” “will,” “hope,” “expect,” “anticipate,” “intend” and “plan,” the negative expressions of such words, or words of similar meaning, and these statements include, but will not necessarily be limited to, our expectations regarding amounts and timing of future revenues, costs, operating income and other financial measures; anticipated bids, projects, project funding and new contracts; the likelihood, timing and impact of additional legislation and regulations on our target markets and businesses; capacity, timing and financing of the AC manufacturing plant; anticipated sizes of and growth in the Company’s and ADA-CS’ target markets; availability of working capital; financing for our joint ventures; and litigation; as well as other similar items. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to: changes in laws and regulations, government funding, prices, economic conditions and market demand; impact of competition and litigation; lack of working capital; availability, cost of and demand for alternative energy sources and other technologies; operational difficulties; risks related to ADA-CS such as changes in the costs and timing of construction of the AC plant, failure to raise additional financing or satisfy conditions in existing agreements, actions of our joint venture partner and inability to sign or close acceptable coal supply and off-take agreements in a timely manner; failure of Clean Coal to qualify its product for Section 45 tax credits or to place qualified facilities by the IRS deadlines; availability of raw materials and equipment for our businesses; loss of key personnel; as well as other factors relating to our business, as discussed in our filings with the U.S. Securities and Exchange Commission, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements made in this release, and to consult filings we make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements contained in this press release are presented as of the date hereof, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com

See Accompanying Tables

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ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
REVENUE:
Mercury emission control	$3,335	$4,856	$12,100	$12,514
Flue gas conditioning and other	400	177	1,364	369

Total revenues	3,735	5,033	13,464	12,883

COST OF REVENUES:
Mercury emission control	2,049	3,267	7,088	8,173
Flue gas conditioning and other	487	106	1,215	277

Total cost of revenues	2,536	3,373	8,303	8,450

GROSS MARGIN	1,199	1,660	5,161	4,433

OTHER COSTS AND EXPENSES:
General and administrative	7,920	1,635	13,483	4,592
Research and development	175	158	565	621
Depreciation and amortization	140	123	417	360

Total expenses	8,235	1,916	14,465	5,573

OPERATING LOSS	(7,036)	(256)	(9,304)	(1,140)

OTHER INCOME (EXPENSE):
Interest and other income	5	46	25	337
Equity in loss of Carbon Solutions	(1,473)	—	(2,752)	—

Total other income (expense)	(1,468)	46	(2,727)	337

LOSS BEFORE INCOME TAX PROVISION AND NONCONTROLLING INTEREST	(8,504)	(210)	(12,031)	(803)

INCOME TAX BENEFIT	3,033	24	4,311	279

NET LOSS BEFORE NONCONTROLLING INTEREST	(5,471)	(186)	(7,720)	(524)

Net loss attributable to noncontrolling interest	156	19	232	51

NET LOSS ATTRIBUTABLE TO ADA-ES	(5,315)	(167)	(7,488)	(473)

UNREALIZED LOSSES ON CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, net of tax, attributable solely to ADA-ES	—	(17)	—	(198)

COMPREHENSIVE LOSS	$(5,315)	$(184)	$(7,488)	$(671)

NET LOSS PER COMMON SHARE – BASIC AND DILUTED ATTRIBUTABLE TO ADA-ES	$(0.76)	$(0.03)	$(1.08)	$(0.08)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	7,021	6,067	6,940	5,883

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	7,021	6,067	6,940	5,883

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-Q for the third quarter ended September 30, 2009.

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ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(amounts in thousands, except share amounts)

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$800	$28,201
Certificate of deposit	400	—
Trade receivables, net of allowance for doubtful accounts	5,824	6,017
Inventory	459	787
Prepaid expenses and other	791	1,164

Total current assets	8,274	36,169

PROPERTY AND EQUIPMENT, at cost	3,193	36,781
Less accumulated depreciation and amortization	(2,112)	(1,777)

Net property and equipment	1,081	35,004

GOODWILL, net of amortization	435	435
INTANGIBLE ASSETS, net of amortization	227	256
INVESTMENT IN ADA CARBON SOLUTIONS, LLC (“CARBON SOLUTIONS”)	22,252	—
DEVELOPMENT PROJECTS	—	1,878
OTHER ASSETS	5,746	1,400

Total Assets	$38,015	$75,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,724	$14,639
Accrued payroll and related liabilities	659	985
Deferred revenue and accrued expenses	1,633	1,981

Total current liabilities	6,016	17,605

LONG-TERM LIABILITIES:
Accrued liabilities	5,826	—
Accrued warranty and other	859	550

Total liabilities	12,701	18,155

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
ADA-ES, Inc. stockholders’ equity
Preferred stock: 50,000,000 shares authorized, none outstanding	—	—
Common stock: no par value, 50,000,000 shares authorized, 7,044,515 and 6,755,932 shares issued and outstanding	36,797	35,812
Accumulated deficit	(11,465)	(3,977)

Total ADA-ES, Inc. stockholders’ equity	25,332	31,835
Noncontrolling interest	(18)	25,152

TOTAL STOCKHOLDERS’ EQUITY	25,314	56,987

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,015	$75,142

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-Q for the third quarter ended September 30, 2009.